SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No.)*

Corindus Vascular Robotics, Inc.

(Name of Issuer)

Common Stock, $.0001 Par Value Per Share

(Title of Class of Securities)

218730109

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

(Page 1 of 22 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 218730109	13G	Page 2 of 22 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		19,981,655
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		19,981,655

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,981,655

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.85%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 218730109	13G	Page 3 of 22 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Associates, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		19,981,655
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		19,981,655

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,981,655

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.85%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 218730109	13G	Page 4 of 22 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Hybrid Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		19,981,655
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		19,981,655

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,981,655

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.85%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 218730109	13G	Page 5 of 22 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Hybrid Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		19,981,655
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		19,981,655

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,981,655

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.85%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – limited liability company

CUSIP No. 218730109	13G	Page 6 of 22 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Group, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		19,981,655
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		19,981,655

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,981,655

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.85%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 218730109	13G	Page 7 of 22 Pages

(1)	NAMES OF REPORTING PERSONS
Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		44,924,697
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		44,924,697

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
44,924,697

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
37.89%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 218730109	13G	Page 8 of 22 Pages

(1)	NAMES OF REPORTING PERSONS
Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		44,924,697
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		44,924,697

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
44,924,697

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
37.89%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 218730109	13G	Page 9 of 22 Pages

(1)	NAME OF REPORTING PERSON
HealthCor Partners Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		24,943,042
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		24,943,042

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,943,042

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.04%

(12)	TYPE OF REPORTING PERSON
PN

CUSIP No. 218730109	13G	Page 10 of 22 Pages

(1)	NAME OF REPORTING PERSON
HealthCor Partners Management GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		24,943,042
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		24,943,042

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,943,042

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.04%

(12)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP No. 218730109	13G	Page 11 of 22 Pages

(1)	NAME OF REPORTING PERSON
HealthCor Partners Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		17,090,941
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		17,090,941

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,090,941

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.41%

(12)	TYPE OF REPORTING PERSON
PN

CUSIP No. 218730109	13G	Page 12 of 22 Pages

(1)	NAME OF REPORTING PERSON
HealthCor Partners L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		17,090,941
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		17,090,941

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,852,101

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.41%

(12)	TYPE OF REPORTING PERSON
PN

CUSIP No. 218730109	13G	Page 13 of 22 Pages

(1)	NAME OF REPORTING PERSON
HealthCor Partners II L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		7,852,101
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		7,852,101

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,852,101

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.62%

(12)	TYPE OF REPORTING PERSON
PN

CUSIP No. 218730109	13G	Page 14 of 22 Pages

(1)	NAME OF REPORTING PERSON
HealthCor Partners Fund II, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		7,852,101
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		7,852,101

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,852,101

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.62%

(12)	TYPE OF REPORTING PERSON
PN

CUSIP No. 218730109	13G	Page 15 of 22 Pages

(1)	NAME OF REPORTING PERSON
HealthCor Partners GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		24,943,042
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		24,943,042

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,943,042

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.04%

(12)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP No. 218730109	13G	Page 16 of 22 Pages

(1)	NAME OF REPORTING PERSON
Jeffrey C. Lightcap

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(5)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		24,943,042
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		24,943,042

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,943,042

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.04%

(12)	TYPE OF REPORTING PERSON
IN

CUSIP No. 218730109	13G	Page 17 of 22 Pages

Item 1(a).	Name of Issuer:
Corindus Vascular Robotics, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:
309 Waverley Oaks Rd., Suite 105, Waltham, MA 02452

Item 2(a, b, c).	Name of Person Filing:

(i) HealthCor Management, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ii) HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iii) HealthCor Hybrid Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iv) HealthCor Hybrid Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(v) HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vi) Joseph Healey, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vii) Arthur Cohen, 12 South Main Street, #203 Norwalk, CT 06854;

(viii) HealthCor Partners Management, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street,43rd Floor, New York, New York 10019;

(ix) HealthCor Partners Management GP LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(x) HealthCor Partners Fund LP, a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(xi) HealthCor Partners L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(xii) HealthCor Partners II L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

CUSIP No. 218730109	13G	Page 18 of 22 Pages

(xiii) HealthCor Partners Fund II, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(xiv) HealthCor Partners GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(xv) Jeffrey C. Lightcap, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019.

Mr. Healey, Mr. Cohen and Mr. Lightcap are all United States citizens.

The persons at (i) through (xv) above are collectively referred to herein as the "Reporting Persons".

Item 2(d).	Title of Class of Securities: Common Stock, $.0001 Par Value Per Share (the "Common Stock")

Item 2(e).	CUSIP Number: 218730109

Item 3.	Not applicable.

Item 4.	Ownership.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Collectively, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Partners Fund, L.P. and HealthCor Partners Fund II, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 44,924,697 shares of the Common Stock of the Issuer.

HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the managing member of HealthCor Hybrid Offshore GP, LLC and, therefore, may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

HealthCor Partners L.P. is the general partner of HealthCor Partners Fund, L.P. Accordingly, HealthCor Partners L.P. may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Partners Fund, L.P. HealthCor Partners GP, LLC is the managing member of HealthCor Partners L.P. and, therefore, may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Partners Fund, L.P.

CUSIP No. 218730109	13G	Page 19 of 22 Pages

HealthCor Partners II L.P. is the general partner of HealthCor Partners Fund II, L.P. Accordingly, HealthCor Partners II L.P. may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Partners Fund II, L.P. HealthCor Partners GP, LLC is the managing member of HealthCor Partners II L.P. and, therefore, may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Partners Fund II, L.P.

By virtue of its position as the investment manager of HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

By virtue of its position as the investment manager of HealthCor Partners Fund, L.P. and HealthCor Partners Fund II, L.P., HealthCor Partners Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock that are beneficially owned by HealthCor Partners Fund, L.P. and HealthCor Partners Fund II, L.P. HealthCor Partners Management GP LLC is the general partner of HealthCor Partners Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Partners Fund, L.P. and HealthCor Partners Fund II, L.P.

As the Managers of HealthCor Partners Management GP LLC, Arthur Cohen, Joseph Healey and Jeffrey C. Lightcap exercise both voting and investment power with respect to the shares of Common Stock reported herein as being beneficially owned by HealthCor Partners Management GP LLC, and therefore each may be deemed a beneficial owner of the Common Stock reported herein as being beneficially owned by HealthCor Partners Fund, L.P. and HealthCor Partners Fund II, L.P.

As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein as being beneficially owned by HealthCor Associates, LLC, and therefore each may also be deemed a beneficial owner of the Common Stock reported herein as being owned by HealthCor Hybrid Offshore Master Fund, L.P..

Each of the Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock in excess of their actual pecuniary interest therein.

CUSIP No. 218730109	13G	Page 20 of 22 Pages

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not Applicable

Item 8.	Identification and Classification of Members of the Group.
See Exhibit I.

Item 9.	Notice of Dissolution of Group.
Not Applicable

Item 10.	Certification.
Not Applicable

Exhibits:

Exhibit I:  Joint Acquisition Statement, dated as of February 16, 2016

CUSIP No. 218730109	13G	Page 21 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 16, 2016

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

/s/ Anabelle P. Gray
Name: Anabelle P. Gray
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT, L.P.

By: HealthCor Partners Management GP, LLC, its general partner

/s/ Anabelle P. Gray
Name: Anabelle P. Gray
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

/s/ Anabelle P. Gray
Name: Anabelle P. Gray
Title: General Counsel

HEALTHCOR PARTNERS L.P., for itself and as general partner of behalf of HEALTHCOR PARTNERS FUND, L.P.

By: HealthCor Partners GP, LLC, its general partner

/s/ Anabelle P. Gray
Name: Anabelle P. Gray
Title: General Counsel

CUSIP No. 218730109	13G	Page 22 of 22 Pages

HEALTHCOR PARTNERS II LP, for itself and as general partner of behalf of HEALTHCOR PARTNERS FUND II, L.P.

By: HealthCor Partners GP, LLC, its general partner

/s/ Anabelle P. Gray
Name: Anabelle P. Gray
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By:	/s/ Anabelle P. Gray
Name: Anabelle P. Gray
Title: General Counsel

HEALTHCOR GROUP, LLC

By:	/s/ Anabelle P. Gray
Name: Anabelle P. Gray
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT GP, LLC

By:	/s/ Anabelle P. Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS GP, LLC

By:	/s/ Anabelle P. Gray
Name: Anabelle Perez Gray
Title: General Counsel

JEFFREY C. LIGHTCAP, Individually

/s/ Jeffrey C. Lightcap

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen